EXHIBIT 12

IRON MOUNTAIN INCORPORATED

STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

											Three Months Ended
	Year Ended December 31,										March 31,
	2013		2014		2015		2016		2017		2017		2018

Earnings:
Income from Continuing Operations before Provision (Benefit) for Income Taxes and Gain on Sale of Real Estate	$159,871		$223,373		$162,066		$146,644		$216,105		$68,064		$46,782
Add:
Gain on Sale of Real Estate (1)	1,847		10,512		1,059		2,310		1,565		—		—
Fixed Charges	335,637		345,781		344,606		417,774		470,376		116,077		127,988
	$497,355		$579,666		$507,731		$566,728		$688,046		$184,141		$174,770

Fixed Charges:
Interest Expense, Net	$254,174		$260,717		$263,871		$310,662		$353,575		$86,055		$97,626
Interest Portion of Rent Expense	81,463		85,064		80,735		107,112		116,801		30,022		30,362
	$335,637		$345,781		$344,606		$417,774		$470,376		$116,077		$127,988

Ratio of Earnings to Fixed Charges	1.5	x	1.7	x	1.5	x	1.4	x	1.5	x	1.6	x	1.4	x

(1) Gain on sale of real estate reported above are pre-tax. The tax associated with the gain on the sale of real estate for the years ended December 31, 2013, 2014, 2015, 2016 and 2017 and for the three months ended March 31, 2017 and 2018 was $430, $2,205, $209, $130, $0, $0 and $0, respectively.